OPTION AND JOINT VENTURE AGREEMENT

Made as of March 26 th , 2003

Between

ANGLO AMERICAN EXPLORATION (CANADA) LIMITED

and

KNIGHT RESOURCES LTD.

TABLE OF CONTENTS

RECITALS:
SECTION 1. - INTERPRETATION.
1.1 Definitions.
1.2 Additional Mining Claims
1.3 Extended Meanings.
1.4 Headings.
1.5 Severability.
1.6 Entire Agreement.
1.7 Time.
1.8 Governing Law.
1.9 Statutory References.
1.10 Schedules.
SECTION 2. - REPRESENTATIONS AND WARRANTIES.
2.1 General.
2.2 General.
2.3 Indemnity.
SECTION 3. - WORKING RIGHT AND OPTION.
3.1 Grant of Working Right and Option.
3.2 Standstill Funds.
3.3 Expenditures.
3.4 Private Placements.
3.5 Appointment of Operator During Option Period
3.6 Lapse, Termination or Abandonment
3.7 Cash Calls, Timely Payment of Funds and Incurring of Expenditures.
3.8 Opinion of Counsel.
3.9 Earning of Interests in the Exploration Area.
SECTION 4 - MANAGEMENT COMMITTEE DURING OPTION PERIOD.
4.1 Formation
4.2 Voting Rights
SECTION 5 - AAEC’S OBLIGATIONS DURING OPTION PERIOD
5.1 Delivery of Data.
5.2 Conduct of Programs.
5.3 Reports.
5.4 Access.
SECTION 6. - OBLIGATIONS OF KNIGHT DURING THE OPTION PERIOD.
6.1 Limitation
6.2 In-Kind Services
SECTION 7. - THE JOINT VENTURE(S).
7.1 Formation.
7.2 Participation.
SECTION 8. - DEVELOPMENT AND OPERATING AGREEMENT.
8.1 Development and Exploitation.
8.2 Disposition of Production.
SECTION 9. - DILUTION AND ROYALTY INTEREST.
9.1 Grant of Net Smelter Returns Royalty.
9.2 Purchase of Net Smelter Returns Royalty.
SECTION 10. - NON-DISCLOSURE.
SECTION 11 - ARBITRATION
11.1 Scope.
11.2 Notice of Arbitration.
11.3 Arbitrator.
11.4 Powers of Arbitrator.
11.5 Arbitration Procedure.
11.6 Law Applicable to the Arbitration .
11.7 Awards and Appeal.
11.8 Costs of Arbitration.
11.9 Rules.
11.10 Condition Precedent.
SECTION 12 - AREA OF INTEREST
SECTION 13 - GENERAL.
13.1 No Obligations.
13.2 Right of First Refusal.
13.3 Assignment and Benefit of Agreement.
13.4 Further Assurances.
13.5 Waivers.
13.6 Amendments.
13.7 Force Majeure.
13.8 Notice.
13.9 Payments.
SCHEDULE A - DESCRIPTION OF THE EXPLORATION AREAS
SCHEDULE B-MAP-SHOWING EXPLORATION AREAS AND AREA OF INTEREST
SCHEDULE C- JOINT VENTURE TERMS
SCHEDULE D - ROYALTY TERMS

OPTION AND JOINT VENTURE AGREEMENT

This Agreement is made as of March 26, 2003

BETWEEN:

ANGLO AMERICAN EXPLORATION (CANADA) LIMITED , a corporation existing under the laws of Canada (" AAEC "),

-AND-

KNIGHT RESOURCES LTD., a corporation existing under the laws of British Columbia (" Knight ").

RECITALS:

A.    AAEC owns or is entitled to own the rights to 1646 contiguous mining claims, all of which are located in the Chukotat Lake area, Ungava Peninsula, Quebec, which for convenience of reference collectively comprise the "Exploration Area" which is known as the West Raglan Project. For illustrative purposes and as a matter of convenience only, Schedule "B" sets out in an approximate manner the location and composition of the Exploration Area and the Area of Interest (as defined hereafter).

B.    Based upon the terms of a Framework Agreement between AAEC and Knight, dated January 23, 2003, AAEC has agreed to make available and grant to Knight: (1) the exclusive right with respect to the Exploration Area to cause Mining Operations (as defined hereafter) to be conducted thereon by AAEC on behalf of Knight; and (2) as a result thereof an option to acquire a 49% undivided interest in all Mining Titles (as defined hereafter) within the Exploration Area, in which event a Joint Venture shall automatically be formed between the Parties, in accordance with the terms of this Agreement.

C.    Knight and AAEC have agreed that AAEC shall act as the initial Operator and manage or cause to be managed and performed on behalf of Knight during the Option Period all Approved Programs, in consideration of Knight providing all necessary Funds to enable AAEC to carry out such Programs.

For valuable consideration, the Parties agree as follows.

SECTION 1 . - INTERPRETATION .

1 . 1    Definitions. In this Agreement and in the recitals hereto which form an integral part of the Agreement, unless the context otherwise requires the words and expressions set forth in this Section 1 shall have the meanings respectively assigned to them.

( a )    Act - means The Mining Act (Quebec) , the regulations thereunder and any amendments thereto from time to time.

(b)    Affiliate - has the meaning given to that term in The Securities Act ( Ontario ).

(c)    Agreement - means this Agreement, including the recitals and the Schedules, all as amended, from time to time.

(d)    Approved Program - means a Program approved by the Management Committee in accordance with the provisions of Section 5 of Schedule " C ".

  Area of Interest - means the area within two kilometres from the outer boundary of the Exploration Area determined as of the date hereof as indicated in red on Schedule "B".

(f)    Assessment Work - means work performed on the Exploration Areas as prescribed in the Act.

(g)    Commercial Production - means, and is deemed to have been achieved, when a concentrator processing ores anywhere within the Exploration Area, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 60% of design capacity or, if a concentrator is not erected anywhere within the Exploration Area, when ores have been produced from that portion for a period of 30 consecutive production days at the rate of not less than 60% of the mining rate specified in a Feasibility Study recommending placing the applicable portion of the Exploration Area in commercial production.

(h)    Direct Project Costs - means all direct charges or expenditures (other than the indirect charge for general administrative services and overhead expenses referred to in paragraph 1.1(k) hereof) and all capital charges, expenditures or costs incurred on or in connection with Mining Operations and shall, without limiting the generality of the foregoing, include the cost of all work actually carried out in connection with Mining Operations hereunder (including pre-production work, surface and underground exploration and development work, driving adits, raises and drifting and shaft sinking) as well as the cost of metallurgical and/or engineering work required to ensure adequate recoveries of metals contained in the minerals, ores and concentrates produced or derived from the Exploration Area. In addition, "Direct Project Costs" shall include the costs of all of the Operator's technical personnel who may, from time to time, provide services with respect to the Exploration Area. Such costs shall be charged out at rates normal to the industry and on the basis of the time actually spent by such personnel on projects related to Mining Operations.

(i)    " Dollars " or " $ " - means Canadian Dollars.

(j)    Environmental Standards - means the standards described in Section 2.1(l).

(k)    Expenditures - means all direct and indirect charges, expenses and costs of, or incidental to Mining Operations, including the indirect charges for the provision of general administrative services and overhead expenses in the amounts set out in this Section 1.1(k) incurred at any time before and after the formation of the Joint Venture. Indirect charges shall be equal to 12% of Direct Project Costs during the Option Period. Subsequent to the formation of the Joint Venture, indirect charges shall be :

  for carrying out Mining Operations (but excluding third party contract work and contracts with respect to capital expenditures, 15% of Direct Project Costs involved in the Mining Operations;

  for third party contract work, 5% of the Direct Project Costs involved in the contracted work; and

  for contracts with respect to capital expenditures, 3% of the Direct Project Costs involved in such capital expenditures.
(l)    Exploration Area - means the Mining Claims and any of the 149 immediately adjacent mining claims for which AAEC has submitted an application to acquire prior to the date hereof and which adjacent claims are acquired by AAEC subsequent to the date hereof.

(m)    Feasibility Study - means a report prepared to analyze whether or not to proceed with mine development and exploitation with respect to a Joint Venture, in a form and of a scope that are generally acceptable to reputable financial institutions that provide financing to the mining industry.

(n)    Funds - means all monies provided by Knight to AAEC in AAEC’s capacity as Operator during the Option Period to enable AAEC to conduct Mining Operations and incur Expenditures on behalf of Knight in accordance with the terms of this Agreement, and including, without limitation, any Expenditures referred to in Section 5.8 of Schedule "C" .

(o)    Hazardous Conditions - means the conditions described in Section 2.1(m).

(p)    Joint Venture - means a joint venture which is formed pursuant to Section 7.

(q)    Joint Venture Assets - means, after the formation of a Joint Venture, all Mining Titles and all other assets of such Joint Venture.

(r)    Joint Venture Interest - means the percentage undivided interest of each of Knight and AAEC in a Joint Venture, which interest shall, at all times, correspond with and represent each Party’s respective percentage undivided interest in any part or parts of the Exploration Area.

(s)    Laws - means the statutes and other matters described in Section 2.1(k).

(t)    Lien - means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise.

(u)    Management Committee - means the committee established by the Parties concurrent with execution of this Agreement, which will operate during the Option Period pursuant to Section 4 of this Agreement, under the applicable terms described in Section 3 and other related sections of Schedule "C " , and which will continue upon formation of a Joint Venture.

(v)    Mining Claims - means, subject to Section 5.2(e), the mining claims listed in Schedule "A " and shall include any mining leases issued to permit development of the Exploration Area or any portion thereof.

(w)    Mining Operations - means every kind of work done on or with respect to the Exploration Area, by AAEC on behalf of Knight during the Option Period (and after the formation of the Joint Venture and up to the entering into of any Development and Operating Agreement negotiated pursuant to Section 8.1) by the Operator. Mining Operations include:

(1)    carrying out, or causing to be carried out, line cutting, geophysical, geochemical and geological surveys, studies and mapping, library research, data compilation, map and report preparation, assaying and metallurgical testing, investigating, drilling, designing, examining, equipping, improving, surveying, trenching, shaft-sinking, ramping, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring ores, bringing mining lands to lease and keeping the same in good standing, staking mining claims and obtaining exploration, development, mining or other permits and keeping the same in good standing, and in doing all other work usually considered to be prospecting, exploration, development, pre-production, mining or reclamation work and ensure compliance with Required Operations;

(2)    paying wages, salaries and benefits of individuals engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such individuals;

(3)    paying insurance premiums and assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such individuals;

(4)    making payments in respect of leases, licenses, mining claims, taxes, rates, assessments or other governmental charges in connection with the Exploration Area;

(5)    purchasing, leasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies or incurring other capital expenses, and in installing, erecting, detaching or removing any such assets on or from the Exploration Area; and

(6)    managing or supervising any work which is done in respect of the Exploration Area or in any other respects necessary or desirable in the opinion of the Operator, for the due carrying out of such prospecting, exploration, development, pre-production, mining or reclamation work.

(x)    Mining Titles - means the ownership rights to the Mining Claims, mining leases, licenses, exploration permits or any other evidence of titles to land agreed between and acquired by the Parties.

(y)    Net Smelter Returns - is defined in Schedule " D ".

(z)    Operator - means the Party responsible for carrying out, or causing to be carried out, all Mining Operations and other work in respect of any part or parts of the Exploration Area during a Joint Venture and during the Option Period.

(aa)    Option - means the option granted to Knight by AAEC in accordance with Section 3.1.

(bb)    Option Period – means a four year period commencing with the execution and delivery of this Agreement by the Parties and terminating on December 31, 2006.

(cc)    Party or Parties - means AAEC and Knight and their successors or permitted assigns which become Parties pursuant to the terms of this Agreement.

(dd)    Program - means a written description, in reasonable detail prepared initially by AAEC during the Option Period and thereafter from time to time during a Joint Venture by the Operator, all in accordance with the provisions of Section 5 of Schedule "C" hereto and outlining all Mining Operations, including an estimate of all applicable related reclamation, which the Operator contemplates carrying out for a Work Year or any longer or shorter period agreed upon by the Management Committee.

(ee)    Representative - means the individual appointed from time to time by a Party to act as such Party's representative on the Management Committee.

(ff)    Required Operations - means all operations and costs, taxes, fees, outlays and Expenditures required to be incurred therefor to maintain and keep the Exploration Area and Joint Venture Assets, as the case may be, in good standing and free and clear of all Liens, and Hazardous Conditions, and in compliance with the Act, the Laws and the Environmental Standards.

(gg)    Royalty - means the royalty given to a Party as provided in Section 9.1.

(hh)    Standstill Funds – means the guaranteed payment to be made by Knight to AAEC under Section 3.2 hereof as partial consideration for AAEC entering into this Agreement with Knight.

(ii)    Units - means the securities of Knight issued from time to time by way of private placement to AAEC under Section 3.4 hereof. A Unit shall consist of one common share of Knight and a warrant to purchase a full or partial common share of Knight (the determination of which shall be made by Knight from time to time).

(ii)    Work Year - means a calendar year.

(jj)    Working Right - means the right granted to Knight by AAEC in accordance with Section 3.1.

1.2    Additional Mining Claims. Prior to the date hereof, AAEC submitted an application to acquire 149 mining claims immediately adjacent to the Mining Claims. Particulars of such mining claims have been disclosed to Knight by AAEC prior to the execution and delivery of this Agreement by the Parties. If AAEC acquires any of such mining claims during the term hereof as a result of such application, "Mining Claims" shall be deemed to include such additional mining claims effective the date of their acquisition by AAEC and Schedule "A" shall be amended to add such additional mining claims.

1 .3    Extended Meanings. Unless otherwise specified, words importing the singular include the plural and vice versa. The term "including" means "including, without limitation."

1 .4    Headings. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1 .5    Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1 .6    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1 .7    Time. For every provision in this Agreement, time is of the essence.

1 .8    Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.

1 .9    Statutory References. Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1 .10    Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule	Description

Schedule "A"	Description of Exploration Area
Schedule "B"	Map - Showing Exploration Area and Area of Interest
Schedule "C"	Joint Venture Terms
Schedule "D"	Royalty Terms

SECTION 2. - REPRESENTATIONS AND WARRANTIES.

2. 1    General. AAEC represents and warrants to Knight, as at the date of this Agreement, as follows:

( a )    Subsisting Corporation . AAEC is a corporation formed and validly existing under the Canada Business Corporations Act .

( b )    Corporate Power. AAEC has full corporate power, authority and capacity to enter into and to carry out its obligations under this Agreement. AAEC is qualified to carry on business in Quebec.

( c )    Due Authorization. AAEC has been duly authorized to execute and deliver this Agreement, and to carry out its obligations under, this Agreement. No obligation of AAEC in this Agreement conflicts with or will result in the breach of any term in:

(1)    the articles or by-laws of AAEC; or

(2)    any other agreement or binding commitment of AAEC.

(d)    Ownership of Rights to Acquire Interests within the Exploration Area. AAEC is or is entitled to be the sole recorded and beneficial owner of the Mining Claims comprising the Exploration Area.

(e)    Good Standing of Mining Claims. The Mining Claims are in good standing under the laws of Quebec and shall remain in good standing until the relevant dates set forth in Schedule "A". All assessment work and other requirements to be filed or satisfied to keep the Mining Claims in good standing until the said dates have been filed or satisfied to the satisfaction of the applicable governmental authority.

(f)    No Encumbrances. The Mining Claims, and the interest of AAEC in the Mining Claims are free and clear of all Liens.

(g)    No Third Party Rights. There are no outstanding agreements or options to acquire or purchase AAEC’s interests in the Exploration Area or any part thereof or interest therein. Other than AAEC or as expressly provided for in this Agreement, no individual, corporation or other entity has any royalty or other interest whatsoever in production or profits from the Exploration Area or any part thereof.

(h)    Payments Current. All Mining Claims payments, rentals, taxes, rates, assessments, renewal fees and other governmental charges, owing in respect of the Exploration Area, or any part thereof, have been paid in full up to the dates shown on Schedule "A".

(i)    Adverse Claims. To the best of AAEC’s knowledge, there is no adverse claim against, or challenge to the ownership of, or title to, the Mining Claims or AAEC’s interest therein and AAEC is not aware of a basis upon which an adverse claim against, or challenge to the ownership of, or title to, the Mining Claims or AAEC’s interest therein could be enforced.

(j)    Compliance with Laws. The Mining Claims are in compliance with all applicable statutes, regulations, by-laws, laws, orders and judgments and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority.

(k)    Compliance with Environmental Standards. To the best of AAEC’s knowledge:

(1)    there has been no spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance on, into, under or affecting the Exploration Area;

(2)    no such contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance is stored in any type of container on, in or under the Exploration Area;

(3)    there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Exploration Area by any governmental authority; and

(4)    no reclamation, rehabilitation, restoration or abandonment obligations exist with respect to the Exploration Area nor is there any basis for such obligations to arise in the future as a result of prior activity by AAEC on the Exploration Area.

(l)    Hazardous Conditions. There are no unprotected open mine shafts, mine openings or workings, trenches or open pits or other such conditions pertaining to or located in the Exploration Area.

(m)    Proceedings. AAEC is not a party to any actual judicial or administrative proceeding which is materially adverse to this Agreement.

(n)    Residency. AAEC is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada).

2. 2    General. Knight represents and warrants to AAEC, as at the date of this Agreement, as follows:

(a)    Subsisting Corporation. Knight is a corporation formed and validly existing under the laws of British Columbia.

(b)    Corporate Power. Knight has full corporate power, authority and capacity to enter into and to carry out its obligations under this Agreement. Knight is qualified to carry on business in Quebec.

(c)    Due Authorization. Knight has been duly authorized to execute and deliver this Agreement, and to carry out its obligations under this Agreement. No obligation of Knight in this Agreement conflicts with or will result in the breach of any term in:

(1)    the articles or by-laws of Knight; or

(2)    any other agreement or binding commitment of Knight.

(d)    Proceedings. Knight is not a party to any actual judicial or administrative proceeding which is materially adverse to this Agreement.

(e)    Residency . Knight is not a non-resident for the purpose of Section 116 of the Income Tax Act (Canada) .

2.3    Indemnity. Each Party’s representations and warranties set out in Sections 2.1 and 2.2, respectively, have been relied on by the other Party in entering into this Agreement and shall survive the execution and delivery of this Agreement. Each Party shall indemnify and hold harmless the other Party from any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under this Agreement.

SECTION 3. - WORKING RIGHT AND OPTION.

3. 1    Grant of Working Right and Option. AAEC hereby grants to Knight the sole, exclusive, irrevocable and immediate working right and option with respect to the Exploration Area, subject to fulfillment of the provisions of Sections 3.2 and 3.3, for a four (4) year period from the date of this Agreement up to and including December 31, 2006, (the "Working Right and Option") to earn a 49% undivided interest in all or such part of the Mining Titles within the Exploration Area as it may elect on the terms and conditions hereinafter set forth in consideration of the provision by Knight of sufficient Funds to AAEC to enable it as Operator to carry out Mining Operations and incur Expenditures, referred to in Sections 3.2 and 3.3 hereof on behalf of Knight.

3.2    Standstill Funds. As partial consideration for AAEC entering into this Agreement, Knight shall pay the amount of Five Hundred Thousand Dollars ($500,000) to AAEC on or before April 15, 2003. The amount paid by Knight to AAEC under this section shall be credited to Knight as Expenditures incurred by AAEC under section 3.3(1) hereof.

3.3    Expenditures. Subject to the payment by Knight and receipt thereof by AAEC of the Funds referred to in Section 3.2 and in order to maintain the Working Right and Option in good standing, Knight shall pay to AAEC, the funds set out in Subsection 3.3(1) and may pay to AAEC, on a cumulative basis, the funds set out in Subsections 3.3(2) through 3.3(4) to enable AAEC to incur Expenditures on behalf of Knight pursuant to Approved Programs:

(1)    in the aggregate amount of at least One Million, Seven Hundred Thousand Dollars ($1,700,000) on or before December 31, 2003;

(2)    in the aggregate amount of at least Four Million Dollars ($4,000,000) on or before December 31, 2004;

(3)    in the aggregate amount of at least Seven Million, Four Hundred Thousand Dollars ($7,400,000) on or before December 31, 2005;

(4)    in the aggregate amount of at least Eleven Million, Eight Hundred Thousand Dollars ($11,800,000) on or before December 31, 2006.

Any Funds paid to AAEC in this Section 3.3 which are in excess of Expenditures required to be incurred in any Work Year shall be applied to the following Work Year’s Expenditures during the term of this Agreement.

  Private Placements: During the term of this Agreement AAEC shall subscribe for Units of Knight comprised of such securities of Knight on the same terms and conditions as made available to other subscribers at the time of such subscription by AAEC in accordance with the provisions set out in this Section. If AAEC is the only subscriber for Units at any relevant time, the terms and conditions for the subscription for such Units by AAEC will be negotiated by the Parties with the number of units of Knight issued to AAEC hereunder at any particular time calculated in accordance with the applicable securities laws, regulations, rules, policies, guidelines or other regulatory requirements governing the private placement of the Units. Pursuant to such subscriptions for Units by AAEC, Knight shall issue, subject to applicable law and stock exchange approval, by way of private placement to AAEC, Units of Knight free of any Liens with non-cumulative values as follows:

(1)    to the value of Three Hundred Forty Thousand Dollars ($340,000) effective on the execution and delivery of this Agreement by the Parties or at such other time as may be mutually agreed upon between Knight and AAEC;

(2)    to the value of Four Hundred Sixty Thousand Dollars ($460,000) in advance of an Approved Program to be completed on or before December 31, 2004 at such time as may be mutually agreed upon between Knight and AAEC;

(3)    to the value of Six Hundred Eighty Thousand Dollars ($680,000) in advance of an Approved Program to be completed on or before December 31, 2005 at such time as may be mutually agreed upon between Knight and AAEC;

  to the value of Eight Hundred Eighty Thousand Dollars ($880,000) in advance of an Approved Program to be completed on or before December 31, 2006 at such time as may be mutually agreed upon between Knight and AAEC.

AAEC shall only be obligated to complete a private placement for Units under this Section if it is satisfied, in its sole discretion, that Knight has sufficient funds to satisfy its financing obligations with respect to the relevant Approved Program, after accounting for the proceeds of such private placement.

Knight shall take all necessary corporate action to permit the securities comprising the Units to be validly issued to AAEC and recorded on the books of Knight in the name of AAEC. The issuance, and recording by Knight and selling of the Units of Knight to AAEC hereunder shall be subject to compliance with applicable securities laws and both Parties shall take all steps required to comply with applicable securities laws in connection with the issuance of such Units and Knight shall provide such documents, certificates, opinions of its counsel and other information as may reasonably be requested by AAEC to satisfy itself as to the compliance of the issuance of the Units with the terms of this Agreement and with applicable law. AAEC may sell, transfer or otherwise deal with any securities of Knight acquired by it hereunder as it may determine in its sole discretion, subject to the requirements of applicable securities law.

The acquisition of the Units by AAEC hereunder does not preclude AAEC from acquiring additional securities of Knight in any other manner at any time and from time to time.

3.5    Appointment of Operator During Option Period

(a)    Knight hereby appoints AAEC and AAEC accepts such appointment to be the initial Operator during the Option Period in accordance with Section 5 and the relevant provisions of Section 4 of Schedule " C " hereto, and to incur or cause to be incurred, upon receipt of sufficient Funds, Expenditures on Approved Programs on behalf of Knight in accordance with the terms of this Agreement, within the Exploration Areas.

(b)    If AAEC elects to resign as Operator, Knight shall, upon receipt of notice from AAEC to that effect, if it so elects, have the right to become Operator and shall assume all of the rights, duties, liabilities and obligations of the Operator as provided in this Agreement and in Section 4 of Schedule " C ", which shall each thereupon for all purposes of this Agreement apply mutatis mutandis as if AAEC was the non-Operator and Knight was the Operator. In the latter event, the appropriate changes will be read into and the relevant provisions of this Agreement and Section 4 of Schedule "C" shall be altered and modified as necessary.

3.6    Lapse, Termination or Abandonment

(a)    Knight may, subject to the provision by it of the Standstill Funds pursuant to Section 3.2, allow the Working Right and Option to lapse. Furthermore Knight by failing to incur or electing by notice to AAEC not to incur further Expenditures referred to in Sections 3.3(1), 3.3(2), 3.3(3) or 3.3(4) may also allow the Working Right and Option to lapse;

(b)    If Knight allows the Working Right and Option to lapse in accordance with Section 3.6(a), then the Agreement will terminate and Knight shall thereby be deemed to have surrendered and forfeited its right to earn an interest in any Mining Titles located within the Exploration Area effective the earlier of:

(1)    the day following the date that all Funds relative to an Approved Program have been provided to and the Expenditures incurred by AAEC pursuant to Section 3.3; and

(2)    on the date of the notice of termination referred to in Section 3.6(a).

(c)    If Knight allows the Working Right and Option to lapse in accordance with Section 3.6(a), then Knight must first have provided AAEC up to the time of such election with all Funds as deemed necessary by the Management Committee to:

(1)    ensure the Exploration Area is free of all Hazardous Conditions and in compliance with all Laws and Environmental Laws referred to in Section 2.1(j), Section 2.1(k) and 2.1(l) respectively;

(2)    ensure that AAEC, as Operator, is able to satisfy all outstanding contracts, commitments and arrangements of any kind entered into on behalf of Knight with respect to an Approved Program; and

(3)    ensure that AAEC can remove all buildings, plant, equipment, machinery, tools, appliances and supplies ("Improvements") which may have been brought by it on behalf of Knight upon the Exploration Area. AAEC will serve notice to Knight that AAEC intends to remove the Improvements within thirty (30) days of the time pursuant to Sections 3.6(a) or 3.6(b), whichever is earliest. Within that timeframe AAEC shall inform Knight of the decision to effect the removal within the thirty (30) day period set out above. If AAEC fails to effect such removal within the time set out above, the Improvements shall thereafter become the sole property of AAEC and Knight shall have no further responsibility therefor.

Upon satisfaction of the provisions of Section 3.6(c), Knight shall have no further liability or obligation to AAEC in respect of the Exploration Area.

3.7    Cash Calls, Timely Payment of Funds and Incurring of Expenditures.

  During the period in which an Approved Program and budget are in effect, AAEC, as Operator, shall submit to Knight, not less than sixty (60) days prior to the last day of each quarter, or by such other date as determined by the Management Committee, a billing for estimated cash requirements for the following quarter. Within thirty (30) days after receipt of each billing Knight shall advance to AAEC the required funds.

  Notwithstanding Section 3.3, if Knight fails to make a payment pursuant to an Approved Program to AAEC within sixty (60) days of receiving invoices from AAEC to enable it to incur Expenditures pursuant to such Approved Program under Section 3.3, AAEC may deliver a written notice to Knight notifying Knight of such failure. Knight shall then have thirty (30) days following receipt of such written notice to make the payment of such Funds to AAEC. If Knight fails to provide AAEC with the required Funds within the thirty (30) day period, then AAEC shall have the right to terminate this Agreement which will result in Knight surrendering to and forfeiting all rights to the Working Right and Option and the right to earn an interest in and all interest it may have earned in the Exploration Area to AAEC subject to the fulfillment by Knight of the provisions of Sections 3.6(c).

(c)    In the case of an emergency, AAEC may take any action it deems necessary to protect life, limb or property, to protect Assets or to comply with law or government regulation. Likewise, AAEC may make expenditures for unexpected events which are beyond its reasonable control as Operator, all of which are Direct Project Costs. In the case of either an emergency or unexpected expenditure, AAEC shall promptly notify Knight of the emergency or unexpected expenditure, and AAEC, subject to the approval of the Management Committee, shall be reimbursed therefor by Knight.

3.8    Opinion of Counsel. Knight may request from its counsel an opinion that title or the rights to the Mining Claims comprising the Exploration Area all registered, held or recorded or entitled to be recorded in the name of AAEC, as the case may be, are free and clear of all Liens, that AAEC’s activities in the Exploration Area are in compliance with the Act, with all applicable Laws, and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority. If such counsel is unable to provide any such opinion, Knight may terminate this Agreement immediately. AAEC will, upon request by Knight, make available or provide copies of all relevant documents or certificates as to factual matters respecting the Exploration Area in its possession or control that Knight’s counsel may reasonably require to enable him or her to provide such opinion.

3.9    Earning of Interests in the Exploration Area.

(a)    If, on or before December 31, 2006, Knight has provided the required Funds to AAEC to enable it to have incurred the Expenditures referred to in Sections 3.2 and 3.3 and has completed the private placement of Units to AAEC in accordance with Section 3.4, Knight shall have the right and option, exercisable by giving written notice to AAEC on or before December 31, 2006, to acquire a 49% undivided ownership interest in all Mining Titles located in the Exploration Area and a Joint Venture contemplated by Section 7 shall thereby be formed.
(b)    Knight shall, in any event and notwithstanding anything to the contrary contained herein, provide the Standstill Funds as pursuant to Section 3.2 of this Agreement.

SECTION 4 - MANAGEMENT COMMITTEE DURING OPTION PERIOD.

4.1    Formation - Concurrent with execution of this Agreement, a Management Committee shall be established to facilitate the conduct of Mining Operations by AAEC, as Operator on behalf of Knight during the Option Period.

4.2    Voting Rights - During the Option Period, each Party, acting through its Representatives, shall have a 50% voting right on all matters to be determined by the Management Committee. If there is a dispute or a tie vote in connection with a matter to be determined by the Management Committee, the Operator’s Representatives shall have the casting vote. Unless otherwise expressly provided for herein, the terms and conditions of Section 3 of Schedule "C" hereto (other than Section 3.8 thereof) shall apply to the operation of the Management Committee during the Option Period.

SECTION 5 – AAEC’S OBLIGATIONS DURING OPTION PERIOD

5.1    Delivery of Data. AAEC shall make available to Knight, within 30 days following the execution of this Agreement, access to all available relevant technical data, geotechnical reports, maps, and other data with respect to the Exploration Area in AAEC’s possession or control .

5.2    Conduct of Programs. During the Option Period, AAEC as Operator, shall, subject at all times to the payment of sufficient Funds by Knight to AAEC pursuant to Approved Programs, prepare and submit Programs to the Management Committee (which shall meet at least once per year on or before November 15 of each year or as otherwise determined by the Management Committee) for approval to enable AAEC to incur the Expenditures referred to in Section  3.3 and to enable Knight to thereby earn the interests referred to in Section 3.1 hereof and:

(a)    cause all Mining Operations performed under an Approved Program to be conducted in a good and workmanlike manner in accordance with good exploration, mining and engineering practices, generally accepted professional standards and in accordance with the applicable Laws;

(b)    maintain Required Operations and not do any act which may encumber or otherwise create or permit a Lien on any of the Mining Titles (except as may be expressly permitted by this Agreement); in the event of a Lien being recorded, it will, on this fact becoming known to it, forthwith take proceedings to have such Lien removed as soon as possible;

(c)    cause to be paid all workers and wage earners employed by it or its contractors on the Mining Titles, and pay for all materials purchased in connection therewith;

(d)    apply all available Assessment Work allowable under the Act to the Exploration Area; and

(e)    may at any time and from time to time, subject to the approval of the Management Committee, permit any one or more of the Mining Claims (or part thereof) to lapse, in which case such lapsed Mining Claims (or part thereof) shall no longer be a "Mining Claim" within the meaning of Section 1.1(v).

5.3    Reports. AAEC shall, while acting as Operator on behalf of Knight, provide Knight with brief monthly progress reports, a brief annual summary report regarding Mining Operations, a statement of Expenditures incurred pursuant to Approved Programs during the Work Year in sufficient detail to enable Knight to confirm same, and copies of all assessment reports including all relevant data. Such reports shall include all material exploration results. AAEC, however, makes no representation or warranty whatsoever concerning the accuracy of any interpretive data or interpretive information supplied to Knight pursuant to this Agreement. In addition, AAEC shall, as soon as practical, notify Knight of any significant results from Mining Operations obtained from an Approved Program. AAEC makes no representation or warranty whatsoever concerning the location or presence of ores or other valuable materials on or near the Mining Claims or the feasibility of any Mining Operations. AAEC shall have no liability to Knight with respect to this Section 5.3.

5.4    Access. Knight shall have access to the Exploration Area, at Knight’s sole risk and expense, during normal working hours for the purpose of examining the Mining Operations upon reasonable prior request for access by Knight, so long as such access shall not materially interfere with or impair Mining Operations.

SECTION 6. - OBLIGATIONS OF KNIGHT DURING THE OPTION PERIOD.

6.1    Limitation - Subject to Sections 3.2, 3.4 and 6.2, nothing herein contained nor Approved Programs conducted on or in connection with the Exploration Area or any part thereof, nor the doing of any act or thing by Knight under the terms of this Agreement shall obligate Knight to do anything else hereunder other than to provide Funds to AAEC for each Approved Program to be performed by AAEC, as Operator, on behalf of Knight to maintain the Exploration Area in good standing pursuant to the Act during the Option Period and incur Expenditures to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement.

6.2    In-Kind Services - Knight shall have the right and option, subject to approval by the Management Committee with respect to Approved Programs, to provide at competitive rates, which for the purpose of this Section 6.2 shall be deemed to be included in Mining Operations, and which shall be considered and credited to the Funds to be provided to AAEC for the purposes of Sections 3.2 and 3.3, as the case may be, as if incurred by AAEC on behalf of Knight, one (1) geologist who shall be assigned as part of a field management team to assist in carrying out Approved Programs, under the control and direction of AAEC’s project geologist. Knight shall invoice AAEC on a monthly basis for the salary and benefits (excluding bonuses and incentive payments) paid to the geologist by Knight, and AAEC shall reimburse Knight for such payment within thirty (30) days after receipt of the invoice. For the purposes of this Section 6.2 and for clarification, administrative and overhead charges pursuant to Section 1.1(k) shall apply for the performance of the in-kind services performed by Knight’s geologist hereunder.

SECTION 7. - THE JOINT VENTURE(S).

7. 1    Formation. A Joint Venture will be automatically formed between Knight and AAEC in accordance with the terms set out in Schedule " C " if Knight exercises the rights and options set out in Section 3.9(a).

7.2    Participation.

(a)    Should a Joint Venture be formed with respect to the Exploration Area , both Knight and AAEC, in order to maintain their interests therein, must, subject to the terms of this Section 7.2, participate to the full extent of their respective Joint Venture Interest in all Approved Programs.

  If, however, either Party continues to participate in all Approved Programs to the full extent of its then Joint Venture Interest and the other Party elects not to fully participate therein, the Joint Venture Interest of the non-participating Party shall be diluted as specified in Section 2.2 of Schedule " C " hereto. Thereafter during the performance of subsequent Approved Programs should the Joint Venture Interest of the non-participating Party dilute to less than ten (10%) percent as provided for in Section 2.4 of Schedule "C", such Joint Venture Interest shall be extinguished and the non-participating Party shall be entitled to receive a 1% Royalty in accordance with Section 9 of this Agreement.

  After the Joint Venture is formed, AAEC shall, at its discretion, have the right after a decision has been recommended by the Management Committee to proceed with a Feasibility Study, to elect within ninety (90) days by notice in writing delivered to Knight to earn an additional nineteen (19%) percent Joint Venture Interest by funding and completing the Feasibility Study.

  AAEC shall, at its discretion, have the right within ninety (90) days after completion of the Feasibility Study to elect by notice in writing delivered to Knight to earn a further five (5%) percent Joint Venture Interest by arranging production financing. However, Knight shall have the right to arrange for its own production financing, pre-empting AAEC’s right to earn this 5% additional Joint Venture Interest. Upon receipt of notice of AAEC’s intention to exercise its right under this Section 7.1(d), Knight may, within thirty (30) days thereafter, notify AAEC in writing of its intent to arrange its own production financing.

SECTION 8. - DEVELOPMENT AND OPERATING AGREEMENT.

8.1    Development and Exploitation. If the Management Committee approves a production decision for mine development work and exploitation for a Joint Venture, the Parties shall forthwith enter into a Development and Operating Agreement establishing a joint operating company, or such other arrangement as the Parties may agree upon, on terms and conditions usual in the mining industry for such a transaction for the purpose of developing and exploiting the Exploration Area or any part(s) thereof and bringing same into Commercial Production. In no event shall the Parties commence any development work or exploitation until the Development and Operating Agreement is signed by the Parties, unless they otherwise agree in writing.

8.2    Disposition of Production. Each Party shall take in kind and separately dispose of its proportionate share (based on their respective Joint Venture Interests) of all ores, concentrates or other products derived from the Exploration Areas, provided however that AAEC may, by notice in writing to Knight within 90 days after a decision to commence Commercial Production, elect to thereafter purchase all of Knight’s share of such ores, concentrates or other products derived from the Exploration Area at rates and on terms no less favourable than those which may be received through an arm’s length transaction. Subject to AAEC’s right to purchase all of Knight’s share of ores, concentrates or other products derived from the Exploration Area if a Party intends to sell its interest in such products, the other Party shall have the right of first offer and right of first refusal in accordance with the provisions of Section 13.2.

SECTION 9. - DILUTION AND ROYALTY INTEREST.

9. 1    Grant of Net Smelter Returns Royalty. If a Party’s interest in a Joint Venture dilutes to less than 10% in accordance with the provisions of Schedule "C", such that either Knight or AAEC becomes the owner (the "Owner") of a 100% interest in any Mining Claims within the Exploration Area (a "Wholly Owned Property") under this Agreement, the Owner shall grant and pay to the other Party (the "Royalty Holder"), if and when a Wholly Owned Property or any part thereof is put into Commercial Production by the Owner, a one (1%) percent Royalty on Net Smelter Returns derived from Mining Operations conducted by the Owner for such Wholly Owned Property (the "Royalty"). The Royalty shall be calculated and paid in accordance with this Section 9.1 and Schedule "D".

9.2    Purchase of Net Smelter Returns Royalty.     If either Party becomes entitled to a Royalty pursuant to Section 9.1, the other Party may, upon written notice, purchase the Royalty at any time on payment of the sum of Two Million ($2,000,000.00) Dollars.

SECTION 10. - NON-DISCLOSURE.

10.1    Except to the extent required by Law applicable to either of the Parties, all matters concerning the execution and contents of this Agreement, and all information shared under this Agreement relating to the Exploration Area (the "Information") shall be treated as and kept confidential by the Parties and there shall be no public release of any Information by either Party without the other Party's prior written approval. Whenever a Party’s approval is required the Party making the public release of the Information (the "Disclosing Party") shall first give the other Party (the "Non-Disclosing Party") notice and a copy of the intended Information disclosure and shall in good faith accommodate the Non-Disclosing Party’s reasonable requests concerning the contents thereof. The Non-Disclosing Party shall forward its request for changes, if any, within two business days following the receipt of the copy of the intended Information disclosure and will not unreasonably withhold or delay its approval or requests for changes.

SECTION 11 - ARBITRATION.

11.1    Scope. Subject to the terms of this Section 11, all disputes between the Parties in respect of this Agreement, whether arising before or after the expiration of any term of this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under The Commercial Arbitration Act (British Columbia).

11.2    Notice of Arbitration. A Party desiring arbitration under this Agreement shall give a notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration.

11.3    Arbitrator.

(a)    Number. There shall be one arbitrator.

(b)    Qualifications. The arbitrator shall be a suitably qualified person who is experienced in the Canadian base metals mining industry and who is knowledgeable about mining exploration and development in Canada.

(c)     Appointment. Within 10 days after a Party gives a notice of arbitration referred to in Section 11.2, the Parties shall jointly appoint an arbitrator. If the Parties fail to appoint an arbitrator within that time, the arbitrator shall be designated by a judge of the British Columbia Court of Queen’s Bench (General Division).

11.4    Powers of Arbitrator. The arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including legal fees and the costs of the arbitration) and interest.

11.5    Arbitration Procedure. The arbitration shall take place in Vancouver, British Columbia at such place and time as the arbitrator may fix. No later than 20 business days after hearing the representations and evidence of the Parties, the arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties.

11.6     Law Applicable to the Arbitration . The law applicable to the arbitration shall be the laws of British Columbia and the laws of Canada applicable in British Columbia.

11.7    Awards and Appeal. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court under The Commercial Arbitration Act (British Columbia) . Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

11.8    Costs of Arbitration. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in his or her determination.

11.9    Rules. Insofar as they do not conflict with the terms of this Section 11, the rules for the conduct of arbitration of the Arbitrators' Institute of Canada Inc. in effect at the date of commencement of any arbitration held shall be applicable to the arbitration, and the arbitrator shall have jurisdiction to take such action and make such orders as are contemplated in such rules.

11.10    Condition Precedent. Submission to arbitration under this Section 11 shall be a condition precedent to bringing any action with respect to this Agreement.

SECTION 12 - AREA OF INTEREST

12.1    (a)    Area of Interest. If during the term of this Agreement either Party acquires, directly or indirectly, any interest in any mining claims which are all or partly within the Area of Interest, (the "Proposed Acquired Interest"), the acquiring Party must disclose this acquisition (including all costs) promptly to the other Party. The other Party will then have 30 days to elect to make that portion of the Mining Claims which are within such Area of Interest part of the Exploration Area if the other Party pays its proportionate share of the costs. The term "proportionate share" refers to the other Party's percentage interest in the Exploration Area and, during the currency of the Joint Venture, to the other Party's Joint Venture Interest. If the other Party fails to make such election or payment in a timely manner, such Mining Claims shall not form part of the Exploration Area.

(b)    If Knight elects to terminate its Working Right and Option with respect to the Exploration Area in accordance with Section 3.6 or, having earned its Joint Venture Interest in the Exploration Area in accordance with Section 3.9(a) subsequently elects to withdraw from and terminate the Joint Venture with respect thereto , or if AAEC elects to withdraw from and terminate the Joint Venture, the withdrawing Party shall be precluded from acquiring, directly or indirectly, on its own behalf any interest in mining claims within the Area of Interest for a period of two (2) years following the termination of or withdrawal from the Exploration Area.

SECTION 13 - GENERAL.

13. 1    No Obligations. No term of this Agreement and no act or omission of Knight shall oblige Knight:

(a)    other than as provided in Section 3.2 to make payment of any Funds referred to in Section 3.3 unless agreed to with respect to an Approved Program or as otherwise provided;

(b)    to exercise the Option;

(c)    to bring the Mining Claims, or any part thereof, into Commercial Production; or

(d)    to take any action, other than those actions expressly required by this Agreement.

13.2    Right of First Refusal. Subject to the provisions of Section 13.3, each Party has the right of first refusal to purchase all or any part of the other Party’s interest in any part or parts of the Exploration Area under this Agreement, including a Party's Joint Venture Interest or Royalty interest. If Knight or AAEC (the "Offeror") wishes to sell, or receives any good faith offer which the Offeror is prepared to accept to sell, all or any part of such interests, (the "Offered Interest"), the Offeror shall give written notice to the other Party (the "Offeree") of all the material terms of such proposed sale (the "Sale Terms"). The Sale Terms must contain a sale price stated in cash or cash equivalent. The Offeree shall then have 30 days, calculated from the date of receipt of the notice by the Offeror, within which to elect to purchase the Offered Interest on terms not less favourable to the Offeree than the terms contained in the Sale Terms. If the Offeree does not make an election within such 30 day period, the Offeree shall be deemed to have elected not to purchase the Offered Interest. If the Offeree does not elect to purchase the Offered Interest, then the Offeror may sell the Offered Interest to any good faith third Party on terms no more favourable to such third Party than the terms contained in the Sale Terms within the 45 day period immediately following the Offeree's 30 day election period. If the Offeror does not complete the sale of the Offered Interest within such 45 day sale period, then the Offeree shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by the Offeror. Notwithstanding any term in this Section 13.2, no Party with only a Royalty interest in any part or parts of the Property shall have any rights under this Section 13.2, including the right to be the Offeree.

13.3    Assignment and Benefit of Agreement. Notwithstanding Section 13.2 and subject to the qualifications set forth in this Section, neither Party may assign this Agreement nor any rights hereunder in the Property without the prior written consent of the other Party , such consent not to be unreasonably withheld or delayed. Either Party may assign this Agreement to an Affiliate by delivering notice to that effect to the other Party. For an assignment to be effective, any assignee must agree in writing to be bound by the terms of this agreement. Notwithstanding the foregoing, before any assignment of this Agreement by Knight, whether to an Affiliate of Knight or otherwise, AAEC must give its written consent as to the acceptable completion by Knight (and/or by any assignee of Knight) of any outstanding obligations of Knight under Section 3.4 hereof (as determined by AAEC in its sole discretion). Any such assignment to such Affiliate shall not release the assigning Party from any liability under this Agreement unless the Party not assigning agrees in writing to release the assigning Party therefrom, which release may be given or withheld at its sole discretion and upon such terms and conditions as it may see fit. This Agreement enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

13.4    Further Assurances. Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

13.5    Waivers. No waiver of any term of this Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

13.6    Amendments. No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by each Party.

13.7    Force Majeure. Time shall be of the essence of this Agreement, provided, however, that notwithstanding anything to the contrary contained herein, it is agreed that if either Party should at any time or times during the currency of this Agreement, be delayed in or prevented from carrying out and performing any obligation hereunder, which delay or prevention is caused by or in consequence of, in whole or in part, any cause beyond the reasonable control of such Party (an event of "Force Majeure") (including without limiting the generality of the foregoing, acts of God, strikes, lockouts or other labour or industrial disturbances, actions of environmental or aboriginal groups, interruptions by government or court orders, future orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, sabotage, blockades, embargoes, insurrections, failure or inability to obtain any approvals required from regulatory authorities, including environmental protection agencies or to secure fuel, power, materials, contractors or labour, epidemics, snowslides, landslides, lightning, weather conditions materially preventing or impairing work, earthquakes, fires, storms, floods, washouts or explosions but excluding lack of money or Funds), the period of all such delays resulting from such causes or any of them shall be excluded in computing and shall extend the time within which such Party may exercise its right(s) and/or perform its obligation(s) hereunder with respect to Exploration Area.

13.8    Notice. Any notice or other communication required or permitted to be given under this Agreement may be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax, addressed in the case of notice to Knight or AAEC, as the case may be, as follows:

ANGLO AMERICAN EXPLORATION (CANADA) LTD.
Suite 800 – 700 West Pender Street
Vancouver, British Columbia
V6C 1G8

Attention:        President
Telephone No.:    (604) 684-1454
Telecopier No.:    (604) 689-3480

with a copy to:

ANGLO AMERICAN EXPLORATION (CANADA) LTD.
Toronto Dominion Building
1906-201 Portage Avenue
Winnipeg, Manitoba
R3B 3K6
Attention:        General Cou n sel and Corporate Secretary
Telephone No.:    (204) 949-4270
Telecopier No.:    (204) 942-8177

KNIGHT RESOURCES LTD.
Suite 1360 – 605 Robson Street
Vancouver, British Columbia
V6B 5J3
Attention:        President
Telephone No.:    (604) 684-6535
Telecopier No.:    (604) 602-9311

Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m. (Vancouver time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the business day after transmission. Either Party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other Party in the manner set out in this Section 13.8. Neither Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that Party of a notice or other communication relating to this Agreement.

13.9    Payments. Any payment made under this Agreement from one Party to the other may be made by cheque by personal delivery or overnight courier to the appropriate address set out in Section 13.8.

The Parties have duly executed this Agreement to take effect as of the date first above mentioned.

ANGLO AMERICAN EXPLORATION (CANADA) LTD.

By:/s/Edward W. Yarrow/s/
Authorized Signing Representative

By:/s/Brian D. Gordon/s/
Authorized Signing Representative

KNIGHT RESOURCES LTD.

By:/s/Harvey Keats/s/
Authorized Signing Representative

By:
Authorized Signing Representative